UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2009
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51665 (Commission File Number)	20-0161599 (IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California (Address of Principal Executive Offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
          On April 9, 2009, Somaxon Pharmaceuticals, Inc. (the “Company”) committed to a plan of termination (the “Plan of Termination”) that will result in a work force reduction of seven employees in order to reduce operating costs. The Company commenced notification of employees affected by the workforce reduction on April 9, 2009, and the workforce reduction is expected to be completed by May 15, 2009.
          Each affected employee will be eligible to receive a severance payment that is a portion of the severance payment to which such employee was contractually entitled. Payment of these up-front severance benefits to each affected employee is contingent on the affected employee entering into a separation agreement with the Company. Each separation agreement specifies that the contractual severance benefits to which the employee was entitled will be restructured such that the employee will receive an up-front payment equal to two months of base salary, with the remaining amount of such severance benefits converted into the right to receive one hundred ten percent (110%) of such remaining amount upon the earliest to occur of the consummation of one or more financings or strategic transactions in which the Company raises at least $10 million of working capital, or a change of control transaction or insolvency event involving the Company. The up-front severance payments are expected to be approximately $258,000 in the aggregate, and the deferred severance payments are expected to be approximately $1,066,000 in the aggregate.
          Each of the affected employees will be eligible to enter into a consulting agreement with the Company that will expire on the last day of the tenth month after the employee’s last day of employment. The Company cannot estimate with any certainty the amounts that may be paid, if any, for consulting services under such agreements. Each affected employee’s outstanding stock awards will continue to vest through the expiration of the consulting agreements. In addition, under the separation agreements, the vesting of certain affected employees’ share-based awards is subject to acceleration upon termination to the same extent as under their employment agreements. In connection with these benefits, the Company expects to incur non-cash charges in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) of approximately $1,630,000 in the aggregate.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
          On April 13, 2009, the Company submitted to the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) an application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The application was submitted in response to the letter the Company received from Nasdaq on March 20, 2009 informing the Company that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the period ended December 31, 2008, the Company does not comply with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3).
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          In connection with the Plan of Termination, the employment of Susan E. Dubé, the Company’s Senior Vice President, Corporate and Business Development, will terminate as of April 15, 2009, the employment of James J. L’Italien, the Company’s Senior Vice President, Regulatory Affairs and Quality Assurance, will terminate as of April 24, 2009 and the employment of Meg M. McGilley, the Company’s Vice President and Chief Financial Officer, will terminate as of May 15, 2009. Ms. McGilley is the Company’s principal financial officer, and as of May 16, 2009 she will be replaced in such role by Richard W. Pascoe, the Company’s President and Chief Executive Officer. Information related to Mr. Pascoe and his employment agreement with the Company has been included on the Form 10-K for the fiscal year ended December 31, 2008 filed on March 13, 2009 and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: April 15, 2009
By:	/s/ Matthew W. Onaitis
	Name:	Matthew W. Onaitis
	Title:	Vice President and General Counsel